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                                                                    EXHIBIT 15.1

           LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors and Shareholders
Marine Drilling Companies, Inc.:

        With respect to this registration statement, we acknowledge our awareness of the use therein of our report dated April 26, 1996, related to our review of interim financial information. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant within the meanings of Sections 7 and 11 of the Act.



                                        KPMG PEAT MARWICK LLP

Houston, Texas
June 27, 1996